ISE Declares Contingent Quarterly Dividend

NEW YORK, November 7, 2007 - The International Securities Exchange Holdings, Inc. (NYSE: ISE) announced that on November 6, 2007, its Board of Directors declared that in the event the merger with Eurex has not closed by December 31, 2007, a quarterly dividend of $0.05 per outstanding share of its Class A Common Stock will be paid on or about December 31, 2007 to holders of record as of the close of business on December 24, 2007.

ISE Background

International Securities Exchange Holdings, Inc. (NYSE: ISE), through its subsidiaries, operates a family of innovative securities markets. Founded on the principle that technology and competition create better, more efficient markets for investors, ISE consists of an options exchange, a stock exchange, an alternative markets platform, and a market data business. ISE continually enhances its trading systems and develops new products to provide investors with the best marketplace and investment tools to trade smarter.

ISE developed a unique market structure for advanced screen-based trading systems and in May 2000 launched the first fully electronic US options exchange. Currently, ISE operates the world's largest equity options exchange. ISE offers index options, including a portfolio of proprietary index products, and enhanced market data products for sophisticated investors. ISE FX Options(SM) launched in the second quarter of 2007.

ISE Stock Exchange, launched in September 2006, is a completely electronic marketplace and the only dual structure platform that integrates a dark pool, MidPoint Match(SM), with a fully displayed stock market. Midpoint Match is a proprietary, non-displayed market that trades equity securities at the midpoint between the National Best Bid and Offer (NBBO).

ISE's alternative markets business currently consists of an events market trading platform known as Longitude. Longitude's patented and proprietary technology provides a unique parimutuel structure for derivatives auctions which results in greater trading and pricing flexibility for market participants.

For more information about ISE, visit www.ise.com.

CONTACT:

Media:

Molly McGregor

International Securities Exchange

+1-212-897-0275

mmcgregor@ise.com

Investors:

Thomas Gibbons

International Securities Exchange

+1-212-897-8167

tgibbons@ise.com

Certain matters discussed in this press release are "forward looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements, to be materially different from those contemplated by the forward looking statements. We undertake no ongoing obligation, other than that imposed by law, to update these statements. Factors that could affect our results, levels of activity, performance or achievements and cause them to materially differ from those contained in the forward looking statements can be found in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, current reports on Form 8-K and quarterly reports on Form 10-Q.